EXHIBIT 23.1

Suite 400 - 889 West Pender Street
Vancouver, BC Canada V6C 3B2
Tel 604 694-6070
Fax 604 585-8377
info@staleyokada.com
www.staleyokada.com

February 8, 2006

Infrablue (US) Inc.
Suite 5.15, 130 Shaftesbury Avenue
London, England W1D 5EU

Attention: Mitchell Johnson, President

Re:	Infrablue (US) Inc.
Registration Statement Form SB-2/A1

Ladies and Gentlemen:

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our reports dated November 4, 2005 except as to Note 8 which is as at November 30, 2005, and October 28, 2005 except as to Note 11 which is as at November 30, 2005, with respect to the following financial statements, in the registration statement to be filed by Infrablue (US) Inc. (formerly Tomi Holdings Inc.) (the “Company”) with the United States Securities and Exchange Commission to register 9,990,800 shares of common stock of the Company for resale by certain selling stockholders:

  the interim balance sheet of Tomi Holdings Inc. as at July 31, 2005, and the related interim statements of changes in stockholders’ equity, operations and cash flows for the period from incorporation (April 5, 2005) to July 31, 2005; and
  the consolidated balance sheets of the Company as at September 30, 2005 and 2004 and the related consolidated statements of changes in stockholders’ deficiency, operations and cash flows for the year ended September 30, 2005 and for each of the periods from incorporation (February 18, 2004) to September 30, 2005 and 2004.

We also consent to the inclusion of our name under the caption “Experts” in the Form SB-2/A1.

Very truly yours,

“Staley, Okada & Partners”

Staley, Okada & Partners
CHARTERED ACCOUNTANTS